Exhibit 99.2

DISTRIBUTION COMMISSION AGREEMENT

made this __th _____ 2014 between

Party A
having its principal place of business at:

hereinafter called the “FILM OWNER”, and

Party B
having its principal place of business at:

hereinafter called the “DISTRIBUTION AGENT ”.

WHEREAS the FILM OWNER has sole and exclusive right to distribute and exploit:

Title	:	_________________(hereinafter called “FILM”)
Director	:
Starring	:

In consideration of the covenants, agreement, terms and conditions contained in this Agreement and other good and valuable consideration, the parties hereto agree as follows:

1.	COMMISSION

(a)	The DISTRIBUTION AGENT shall be entitled to the following commissions (sales agency fees):
(i)	sales: __% sales agency fee based on the gross amount of all sales, overages and revenues from all sources.

(b)	The term “AGENCY PERIOD” as used herein shall mean the period commencing on the date of this agreement.

2.	COMPENSATION AND RECEIPTS

Gross Receipts shall be treated as follows:

(1)	The DISTRIBUTION AGENT shall first become entitled to the commissions defined in clause 1(a) as and when payments for the exploitation of the Rights or overages are paid under any contract for the exploitation thereof;
(2)	Recoupment of the DISTRIBUTION AGENT’s Distribution Costs and Expenses (as defined below);
(3)	All remaining Gross Receipts shall be paid to the FILM OWNER of the Film.

Distribution Costs and Expenses:  As used herein, “Distribution Costs and Expenses” mean all actual, out-of-pocket, third party costs and expenses incurred directly in connection with the exploitation of the RIGHTS in the FILM and customarily treated as distribution expenses including without limitation costs to release, promote, publicize, market, advertise, distribute and exploit the FILM in all media (including without limitation the cost to create posters, trailers, TV spots, and other costs of the creation of similar materials, and the fees charged by the DISTRIBUTION AGENT’s third party, unaffiliated media buying agent), the costs of research, film festivals, film markets, creation of bonus materials, the costs of print creation and duplication, insurance, shipping, taxes (other than corporate income tax), checking and collection costs.

3.	INDEMNITY

The FILM OWNER will indemnify and hold the DISTRIBUTION AGENT from any and all claims, damages, liabilities, costs and expenses (including reasonable counsel fees) arising out of the breach by the FILM OWNER of any warranty, representation, covenant, or other term or provision of this Agreement which is material in nature.  The DISTRIBUTION AGENT promptly will notify the FILM OWNER in writing of any claim or litigation to which this indemnification applies or may apply, and the FILM OWNER will have the right, at its sole cost and expense, to assume the defense of any such claim or litigation.

4.	PROPER LAW

This Agreement and all questions arising hereunder on the part of the FILM OWNER shall be construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, People’s Republic of China.  Likewise, this Agreement and all questions arising hereunder on the part of the DISTRIBUTION AGENT shall be construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, People’s Republic of China.

IN WITNESS WHEREOF the parties have executed this AGREEMENT the day and year first written above.

SIGNED BY	SIGNED BY

__________________________________	____________________________
for and on behalf of	for and on behalf of
(FILM OWNER)	(DISTRIBUTION AGENT)